EXHIBIT 12.1

                              STEEL HEDDLE MFG. CO.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                    FISCAL YEAR ENDED
                               -------------------------------------------------------------

                                     January 2, 1999
                               ---------------------------
                               (SUCCESSOR)    (PREDECESSOR)
                                 32 WEEKS       20 WEEKS
                                  ENDED           ENDED
                                 JANUARY 2,      MAY 25,
                                    1998          1998        1997     1996     1995     1994
                                ------------   ----------   -------  -------  -------  -------
Earnings (losses) from
    continuing operations
    before income taxes            $ (8,782)      $5,209   $11,482  $ 4,237  $ 3,613  $ 3,836
Add:
   Net interest expense
       excluding capitalized
       interest                       9,053        1,499     5,154    5,849    6,330    7,098
   Amortization of debt
       expense                          265           50       130      105      105      105
                                    -------       ------   -------  -------  -------  -------
       Total earnings              $    536       $6,758   $16,766  $10,191  $10,048  $11,039
                                    =======       ======    ======   ======   ======  =======

Fixed charges:
  Net interest expense including
     capitalized interest          $  9,053       $1,499   $ 5,154  $ 5,849  $ 6,330  $ 7,098
   Amortization of debt expense         265           50       130      105      105      105
                                    =======       ======    ======   ======   ======  =======

     Total fixed charges           $  9,318       $1,549   $ 5,284  $ 5,954  $ 6,435  $ 7,203
                                    =======       ======    ======   ======   ======  =======

Ratio of earnings to fixed charges       --          4.4       3.2      1.7      1.6      1.5
                                    =======       ======    ======   ======   ======  =======
Deficiency in the coverage of fixed
      charges                      $(8,782)       $   --   $    --  $    --  $    --  $    --
                                    =======       ======    ======   ======   ======  =======


For purposes of these computations, the ratio of earnings to fixed charges has been calculated by dividing pretax earnings by fixed charges. Earnings, as used to compute the ratio, equals the sum of income before income taxes and fixed charges excluding capitalized interest. Fixed charges are the total interest expenses including capitalized interest and amortization of debt expenses. The interest factor on operating leases is insignificant.